Exhibit 10.11
Solana Staking Agreement
This Agreement is entered into between
SOL Strategies, Inc.
217 Queen St W #401
Toronto, ON M5V 0R2
CANADA,
hereafter “Staking Provider”,
and
VanEck Solana ETF
666 Third Ave, Floor 9
New York, NY 10017,
hereafter “Customer”,
whereby staking provider and customer agree to the following:
1.DEFINITIONS
a.“Agreement” means this Agreement as executed on the date written below by the parties hereto.
b.“Block Rewards” means the base fees and priority fees that are collected by a validator for transactions processed in blocks that they produce, net of voting fees.
c.“Business Day” means a day that is not a Saturday or Sunday or public federal holiday in the United States or a public Ontario Holiday in Canada.

d.“Epoch” means a unit of time on the Solana blockchain measured as the span of 432,000 slots; the real duration varies but is typically approximately 48 hours.
e.“Inflation Commission” means the fee a validator, as operated by Staking Provider, may charge on the staking rewards that staked SOL accrues from the blockchain protocol based on emissions pursuant to the Solana network's inflation schedule.
f.“Jito MEV System” means a system comprising modifications to validator software and other infrastructure to enable the capture of additional revenues that may lead to additional rewards to staked SOL.
g.“Lockup Period” means the minimum duration that a user must wait to unstake their SOL, typically until the end of the current Epoch.
h.“MEV Commission” means the fee a validator, as operated by Staking Provider, may charge on the rewards that accrue to staked SOL through the participation of Staking Provider’s validator(s) in the Jito MEV System.
i.“MEV Rewards” means the rewards that accrue to staked SOL through the Jito MEV System minus the MEV Commission.
j.“Minimum Rewardable Stake” means a minimum aggregate sum of SOL staked by Customer to Staking Provider’s validators in at least one Epoch in a reporting period, as mutually agreed in writing from time to time and set initially as per section 4 of this Agreement.
k.“Reporting Period” means one calendar month.
l.“SOL” means the native token of the Solana blockchain network.
m.“Specified Custodian” means certain third party custody providers as determined by Staking Provider from time to time, initially as specified in section 4 of this Agreement.
n.“Staking” means the use of the native staking mechanism on the Solana blockchain to assign certain economic and voting power of SOL tokens to a validator with a Lockup period.
o.“Staking Provider Fee” means the staking provider fee detailed in Section 4 of this Agreement.
p.“Staking Rewards” means rewards that staked SOL accrue from the blockchain protocol, based on emissions pursuant to the Solana network's inflation schedule, net of a validator’s Inflation commission.
q.“Validator” means a special type of blockchain node or computer that participates in the consensus mechanism of the Solana blockchain network and earns rewards.

r.“Voting Fees” means the transaction fees a Validator must pay for participation in consensus, approximately equal to 0.9 SOL per day regardless of total SOL staked to that Validator.
2.CUSTOMER RIGHTS & RESPONSIBILITIES
a.Customer appoints Staking Provider as a staking provider for staking all or any portion (or no portion) of Customer's SOL.
b.Customer may, at its discretion, stake SOL to Validators operated by Staking Provider, at any point in time.
c.Customer shall inform Staking Provider of any addition, removal or other change in staked SOL so that Staking Provider can ensure accurate reporting and invoicing.
d.Customer may, in its sole discretion, unstake its SOL at any time without penalty from the Staking Provider.
e.For aggregate stake during any Epoch in a Reporting Period in excess of the Minimum Rewardable Stake, Customer is entitled to receive a portion of the Block Rewards collected by Staking Provider as follows (and such Block Rewards shall constitute Customer's property, except as provided herein):
i.For SOL staked via Specified Custodian: Specified Custodian Block Rewards percentage (specified in section 4) of the Block Rewards earned and attributable to Customer’s staked SOL (for the avoidance of doubt, so long as Customer's staked SOL exceeds the Minimum Rewardable Stake, Customer shall be entitled to Block Rewards on the entirety of Customer's staked SOL, not just the portion that exceeds the Minimum Rewardable Stake) for all Epochs during which this stake was active.
ii.For all other SOL staked: General Block Rewards percentage (specified in section 4) of the Block Rewards earned and attributable to Customer’s staked SOL (for the avoidance of doubt, so long as Customer's staked SOL exceeds the Minimum Rewardable Stake, Customer shall be entitled to Block Rewards on the entirety of Customer's staked SOL, not just the portion that exceeds the Minimum Rewardable Stake) for all Epochs during which this stake was active.
f.For Epochs where the Customer's aggregate stake is below the Minimum Rewardable Stake no Block Rewards shall accrue to the benefit of Customer and these Epochs shall not be reportable by Staking Provider.
g.Staking Provider shall provide to Customer a written statement from Staking Provider for each reporting period with a breakdown of all fees and commissions, including the Staking Provider Fee. Customer shall then have ten (10) Business Days to dispute any items, including the amount of the Staking Provider Fee.

h.Staking Provider shall distribute Block Rewards attributable to Customer’s staked SOL (subject to the Minimum Rewardable Stake), net of the Staking Provider Fee, to Customer as provided in Section 3, and Staking Provider acknowledges such Block Rewards constitute Customer’s property. Block Rewards, Staking Rewards and MEV Rewards attributable to Customer’s staked SOL will automatically be distributed to Customer.
i.Staking Provider shall calculate the Staking Provider Fee (specified in section 4) for the reporting period as aggregate of the pro-rata fee for all epochs with an end date in the reporting period. The formula to be used shall be:
fee = epoch duration / year duration * staking provider fee * customer stake
3.STAKING PROVIDER RIGHTS & RESPONSIBILITIES
a.Staking Provider shall operate one or more validators and ensure they meet industry-standard or better performance standards, including uptime, consensus participation and software version. Anything to the contrary notwithstanding, Staking Provider shall ensure its validators maintain uptime of 99.9% or better when staking Customer's staked SOL, as measured by the stakewiz.com 30-day uptime figure.
b.Staking Provider shall remit to Customer the Block Rewards attributable to the Customer’s staked SOL within twelve (12) hours following the end of each Epoch.
c.Staking Provider shall remit to Customer the Rewards as per the following:
i.Block Rewards shall be distributed to Customer net of the Staking Provider Fee.
ii.Staking Rewards and MEV Rewards shall be distributed to Customer on a gross basis.
For the avoidance of doubt, the Customer shall not receive any gross amounts that would require Customer to remit any payment to the Staking Provider. Should the Staking Provider remit an excess amount to the Customer, the Staking Provider shall have thirty (30) days to notify the Customer of such occurrence and upon mutual agreement the Staking Provider may set-off the excess amount from a future remittance, or the Customer may refund the excess amount to Staking Provider, or the parties may mutually agree to another remedy. Upon expiration of thirty (30) days after payment the Staking Provider shall have no recourse for any excess amounts remitted to Customer and such amounts become the property of the Customer.

d.     The Staking Provider shall provide the Customer with detailed reports in the form of, and containing information specified in, the sample included in Exhibit A. These reports shall be delivered each calendar day (unless specified otherwise in Exhibit A) by the Staking Provider to the Customer no later than 4:30 p.m. Eastern Time. Each report shall include, but not be limited to, a comprehensive account of the Customer’s staked SOL, details of Rewards earned, any applicable fees or commissions deducted, and any other relevant information as outlined in Exhibit A. The Staking Provider shall ensure the accuracy and timeliness of these reports and shall promptly address any discrepancies identified by the Customer upon receipt of the report.

For the avoidance of doubt, reporting accuracy is subject to Customer’s ongoing fulfilment of its responsibilities under 2(c). The sample report in Exhibit A is subject to revision by mutual agreement from time to time.
e.To the best of Staking Provider’s ability they shall support and facilitate the Customer’s ability to stake SOL to them either via a Specified or other Custodian of Customer’s choice or through other channels.
f.To the extent the Solana protocol implements slashing, the Staking Provider shall use best efforts to obtain insurance coverage for potential slashing and related losses of Customer’s staked SOL (or formerly staked SOL where such slashing results directly from such SOL having been staked with Staking Provider while this agreement was in effect). By mutual agreement the parties may implement alternative mitigation of slashing risks other than insurance based on the specifics of any slashing mechanism that may be implemented on Solana.
g.The Staking Provider shall not be liable for any partial or total reduction in rewards, including Staking Rewards, MEV Rewards and Block Rewards, except in cases of bad faith, gross negligence, breach or willful misconduct by the Staking Provider. Customer shall have no claim for any such reduction occurring due to blockchain protocol changes, network conditions, or other factors outside Staking Provider's reasonable control.
4.FEE & CUSTODIAN SCHEDULE

Minimum Rewardable Stake	[ ] SOL
Specified Custodian Block Rewards Percentage	[ ]%
General Block Rewards Percentage	[ ]%
Specified Custodians	[ ]
Staking Provider Fee	[ ]% per annum
For the avoidance of doubt, Customer may utilize a non-specified custodian, in Customer’s sole discretion, in lieu of the Specified Custodian.
5.REPRESENTATIONS AND WARRANTIES
a.Each Party represents and warrants to the other Party that:
i.It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to enter into and perform its obligations under this Agreement;
ii.The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate actions, and this Agreement constitutes a legal, valid, and binding obligation enforceable against it in accordance with its terms;
iii.The execution, delivery, and performance of this Agreement do not and will not conflict with or result in a violation of any provision of its articles of incorporation,

bylaws, or any applicable law, regulation, judgment, or order, or any agreement or instrument to which it is a party or by which it or its properties are bound;
iv.It has obtained all necessary consents, approvals, and authorizations required for the execution, delivery, and performance of this Agreement;
v.It will comply with all applicable laws, regulations, and industry standards in the performance of its obligations under this Agreement; and
vi.There are no actions, suits, or proceedings pending or, to its knowledge, threatened against or affecting it before any court or arbitrator or any governmental body, agency, or official which could reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement.
b.The Staking Provider represents and warrants to Customer that:
i.It will perform its obligations under this Agreement with the degree of skill, diligence, prudence, and foresight which would reasonably and ordinarily be expected from a skilled and experienced provider of services similar to those provided under this Agreement;
ii.It will maintain all necessary licenses, permits, and approvals required to fulfill its obligations under this Agreement, and has adopted, implemented, and shall maintain and comply with a reasonable risk-based program to comply with all applicable anti-money laundering and economic, trade and financial sanctions laws, resolutions, executive orders and regulations imposed, administered, or enforced from time to time by applicable authorities.
iii.It will use industry-standard security measures to protect the Customer's data and assets from unauthorized access or breaches;
iv.It will promptly notify the Customer of any circumstances that could reasonably be expected to result in a material adverse effect on its ability to perform its obligations under this Agreement;
v.The Staking Provider acknowledges that all rights, title, and interest in and to Customer's staked SOL (and formerly staked SOL), and the rewards accrued in respect or attributable thereto as provided in this Agreement, are the property of Customer, and neither the Staking Provider nor (to Staking Provider's knowledge) any other person has any claim to, or lien or interest in, such assets;
vi.It possesses the requisite technical and operational capabilities to fulfill its responsibilities under this Agreement;
vii.It will obtain and maintain a Service Organization Control (SOC) report, including SOC 1, SOC 2, or equivalent, as applicable, to demonstrate the effectiveness of its internal controls and systems. The Staking Provider further agrees to provide a copy of such report to the Customer upon request, ensuring transparency and compliance with industry standards for data security and operational integrity;
viii.It shall have no authority to act for, conclude any contract on behalf of, or otherwise represent the Customer in any way and shall not hold itself out as, or otherwise be deemed, an agent of the Customer; and

ix.It agrees not to cause the Customer (or its direct or indirect owners) to be subject to net income tax or related filing obligations in any jurisdiction as a result of the services contemplated by this Agreement.
6.DISPUTES
a.In the case of a dispute arising out of or relating to this Agreement, including but not limited to disputes over the aggregate SOL staked in a reporting period or a particular Epoch, the epochs that fall within a reporting period, the fulfilment of any conditions or responsibilities under this Agreement or the amounts due or owing by or to either party, or any other dispute:
i.The disputing party shall inform the other party of the nature of the dispute and afford five business days for a resolution.
ii.If the dispute is not resolved through good faith negotiation, it shall be submitted to binding arbitration under the rules of the American Arbitration Association. The arbitration shall be conducted in the State of Delaware, and the language of arbitration shall be English. The decision of the arbitrator shall be final and binding on both parties, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
iii.Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby.
7.TERM & TERMINATION
a.This Agreement takes effect from the signature date and remains in force until terminated in accordance to the provisions in 7(b).
b.Either party may cancel the agreement at any time with thirty (30) days’ prior written notice. The termination shall take effect at the end of the reporting period underway at the end of the notice period.
8.INDEMNIFICATION
a.Staking Provider agrees to indemnify and hold harmless Customer from and against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and expenses) (collectively “Damages”) arising out of or caused by (whether directly or indirectly) the non-performance or material breach by Staking Provider of its duties and obligations under this Agreement; Customer’s reasonable reliance on any representations or warranties made by Staking Provider under this Agreement that were or are in fact untrue; or violation of applicable law or regulation by

Staking Provider. Notwithstanding the foregoing, Staking Provider shall not be liable under this Section to the extent that any Damages are finally determined by a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct, or bad faith of the Customer.
9.ENTIRE AGREEMENT, DOMICILE, GOVERNING LAW & SEVERABILITY
a.This Agreement shall constitute the entire agreement between the parties with respect to any subject matter relating to the staking of SOL by Customer to Staking Provider.
b.Each party nominates its registered office as indicated on the first page of this agreement as its address for service unless it notifies the other party in writing of a change.
c.This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.
d.The parties acknowledge and agree that nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between them, constitute one party the agent of the other, or authorize any party to make or enter into any commitments for or on behalf of the other party. Each party confirms it is acting on its own behalf and not for the benefit of any other person.
e.Should any clause of this Agreement be deemed invalid for any reason whatsoever, it shall be severed from the remainder of this agreement which continued to remain in full force and effect.
[Signature page follows]

Signed on behalf of Staking Provider	VanEck Solana ETF By: VanEck Digital Assets, LLC, solely in its capacity as Sponsor to VanEck Solana ETF

/s/ Michael Hubbard	/s/ Matthew Babinsky
Name	Name: Matthew Babinsky

Chief Strategy Officer	Vice President
Title	Title

9/24/2025	9/24/2025
Date	Date

EXHIBIT A
Form of Staking Provider Reporting

Timestamp	Reward Type	Epoch	Amount (SOL)	Epoch Start Time	Epoch End Time
19/08/2025 15:06:00	Inflation	830	15.356	2025-09-10 10:00:00	2025-09-12 10:00:00

19/08/2025	Block (Net)	830	2.123	2025-09-10 10:00:00	2025-09-12 10:00:00

20/08/2025	MEV	830	1.245	2025-09-10 10:00:00	2025-09-12 10:00:00

To be sent as a CSV file reflecting a rolling 30-day period